Filed Pursuant to Rule 433

Registration Statement No. 333-205897

May 2, 2017

The Sherwin-Williams Company

Pricing Term Sheet

$1,500,000,000 2.250% Senior Notes due 2020 (the “2020 Notes”)

$1,250,000,000 2.750% Senior Notes due 2022 (the “2022 Notes”)

$500,000,000 3.125% Senior Notes due 2024 (the “2024 Notes”)

$1,500,000,000 3.450% Senior Notes due 2027 (the “2027 Notes”)

$1,250,000,000 4.500% Senior Notes due 2047 (the “2047 Notes”)

Issuer:	The Sherwin-Williams Company

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB / BBB

Pricing Date:	May 2, 2017

Settlement Date:	May 16, 2017 (T+10)

Maturity Date:	2020 Notes: May 15, 2020
2022 Notes: June 1, 2022
2024 Notes: June 1, 2024
2027 Notes: June 1, 2027
2047 Notes: June 1, 2047

Principal Amount:	2020 Notes: $1,500,000,000
2022 Notes: $1,250,000,000
2024 Notes: $500,000,000
2027 Notes: $1,500,000,000
2047 Notes: $1,250,000,000

Benchmark Treasury:	2020 Notes: UST 1.500% due April 15, 2020
2022 Notes: UST 1.875% due April 30, 2022
2024 Notes: UST 2.000% due April 30, 2024
2027 Notes: UST 2.250% due February 15, 2027
2047 Notes: UST 2.875% due November 15, 2046

Benchmark Treasury Price and Yield:	2020 Notes: 100-04+ / 1.451%
2022 Notes: 100-09+ / 1.813%
2024 Notes: 99-11+ / 2.099%
2027 Notes: 99-20 / 2.293%
2047 Notes: 97-23 / 2.992%

Spread to Benchmark Treasury:	2020 Notes: +80 bps
2022 Notes: +95 bps
2024 Notes: +105 bps
2027 Notes: +120 bps
2047 Notes: +155 bps

Yield to Maturity:	2020 Notes: 2.251%
2022 Notes: 2.763%
2024 Notes: 3.149%
2027 Notes: 3.493%
2047 Notes: 4.542%

Coupon:	2020 Notes: 2.250%
2022 Notes: 2.750%
2024 Notes: 3.125%
2027 Notes: 3.450%
2047 Notes: 4.500%

Public Offering Price:	2020 Notes: 99.997%
2022 Notes: 99.938%
2024 Notes: 99.848%
2027 Notes: 99.637%
2047 Notes: 99.313%

Optional Redemption:	2020 Notes: At any time at a discount rate of Treasury plus 15 basis points

2022 Notes: At any time before May 1, 2022 at a discount rate of Treasury plus 15 basis points

2024 Notes: At any time before April 1, 2024 at a discount rate of Treasury plus 20 basis points

2027 Notes: At any time before March 1, 2027 at a discount rate of Treasury plus 20 basis points

2047 Notes: At any time before December 1, 2046 at a discount rate of Treasury plus 25 basis points

Notwithstanding the foregoing, if (i) the 2022 Notes are redeemed on or after May 1, 2022 (the date that is one month prior to their maturity date), the 2022 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption, (ii) the 2024 Notes are redeemed on or after April 1, 2024 (the date that is two months prior to their maturity date), the 2024 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption, (iii) the 2027 Notes are redeemed on or after March 1, 2027 (the date that is three months prior to their maturity date), the 2027 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption and (iv) the 2047 Notes are redeemed on or after December 1, 2046 (the date that is six months prior to their maturity date), the 2047 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption.

Special Mandatory Redemption:	The notes will be subject to a special mandatory redemption in the event that (a) the Valspar Acquisition is not consummated on or prior to September 21, 2017 or (b) if prior to September 21, 2017, the Merger Agreement is terminated, other than in connection with the consummation of the Valspar Acquisition. In such an event, the Company will redeem the notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the special mandatory redemption date, such redemption being a “special mandatory redemption.” The “special mandatory redemption date” will be selected by the Company and will be a date no later than the tenth business day following the earlier to occur of (a) September 21, 2017 or (b) the date that the Merger Agreement is terminated other than in connection with the consummation of the Valspar Acquisition. See “Description of the Notes—Special Mandatory Redemption.”

Interest Payment Dates:	2020 Notes: May 15 and November 15, commencing November 15, 2017
2022 Notes: June 1 and December 1, commencing December 1, 2017
2024 Notes: June 1 and December 1, commencing December 1, 2017
2027 Notes: June 1 and December 1, commencing December 1, 2017
2047 Notes: June 1 and December 1, commencing December 1, 2017

CUSIP:	2020 Notes: 824348 AT3
2022 Notes: 824348 AU0
2024 Notes: 824348 AV8
2027 Notes: 824348 AW6
2047 Notes: 824348 AX4

ISIN:	2020 Notes: US824348AT35
2022 Notes: US824348AU08
2024 Notes: US824348AV80
2027 Notes: US824348AW63
2047 Notes: US824348AX47

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
J.P. Morgan Securities LLC

Co-Managers:	HSBC Securities (USA) Inc.
KeyBanc Capital Markets Inc.
RBC Capital Markets, LLC
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

We expect that delivery of the notes will be made to investors on or about May 16, 2017, which will be the tenth business day following the date of the final prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the

Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the delivery of the notes hereunder on a day prior to the third business day before the date of initial delivery of the notes will be required, by virtue of the fact that the notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Capitalized terms used in this pricing term sheet, but otherwise not defined, shall have the meanings assigned to them in the related prospectus supplement and prospectus.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus can be obtained by contacting Citigroup Global Markets Inc. at (800) 831-9146 (toll-free) or Wells Fargo Securities, LLC at (800) 645-3751 (toll-free).